Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 12, 2015, with respect to the audited consolidated financial statements of RKI Exploration & Production, LLC as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included in the Current Report of WPX Energy, Inc. on Form 8-K dated July 14, 2015. We hereby consent to the incorporation by reference of said report in WPX Energy, Inc.’s Registration Statements on Form S-3 (File Nos. 333-198523 and 333-197905) and Registration Statements on Form S-8 (File Nos. 333-188767, 333-178388 and 333-204355).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
July 14, 2015